UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2008

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     Results of Operations and Financial Condition.

On October 31, 2008, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s third quarter 2008 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 - Press Release dated October 31, 2008, regarding results for the third quarter 2008.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: October 31, 2008	By: /s/ Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

EXHIBIT 99.1

FIRSTFED REPORTS PRELIMINARY RESULTS
FOR THE THIRD QUARTER OF 2008

Los Angeles, California, October 31, 2008 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced a net loss of $51.6 million or $3.77 per diluted share of common stock for the third quarter of 2008 compared to a net loss of $35.5 million or $2.60 per diluted share of common stock for the second quarter of 2008 and net income of $23.0 million or $1.57 per diluted share of common stock for the third quarter of 2007.

The third quarter loss resulted primarily from a $110.3 million provision for loan losses. The loan loss provision was due to ongoing charge-offs and modifications of single family loans as well as the continuing weakness in the California real estate market. The Company recorded a $90.2 million provision for loan losses during the second quarter of 2008 and a $4.5 million loan loss provision during the third quarter of 2007.

Non-accrual single family loans (loans greater than 90 days delinquent or in foreclosure) decreased to $445.2 million as of September 30, 2008 from $491.7 million at June 30, 2008. In comparison, single family non-accrual loans were $179.7 million at December 31, 2007 and $83.0 million at September 30, 2007. Single family loans less than 90 days delinquent increased to $212.1 million at September 30, 2008 from $207.7 million at June 30, 2008 and decreased compared to $273.3 million at March 31, 2008 and $236.7 million at December 31, 2007. Single family loans less than 90 days delinquent were $71.7 million as of September 30, 2007.

The level of delinquent loans during 2008 was significantly impacted by adjustable rate mortgages that reached their maximum allowable negative amortization and required an increased payment. The Bank estimates that 1,560 loans with balances totaling approximately $722.8 million were scheduled to recast during the nine months of 2008.  181 loans with balances totaling approximately $79.5 million are scheduled to recast during the remainder of 2008. Another 1,304 loans, with balances totaling $577.9 million, are scheduled to recast during 2009. In comparison, 1,801 loans with balances totaling approximately $823.0 million were scheduled to recast during 2007. All of the recasts during 2007 occurred during the last two quarters of that year. The Bank continues to actively reach out to borrowers faced with loan recasts to encourage them to modify their loans before the recast date.

Total modified loans were $559.0 million as of September 30, 2008. Among these modified loans, $542.8 million were considered troubled debt restructurings (“TDRs”) and valuation allowances of $42.7 million were established as of September 30, 2008. Another $16.2 million in adjustable rate mortgages were modified as of September 30, 2008 but were not considered TDRs, and therefore no valuation allowances were established. Modified loans totaled $308.7 million at June 30, 2008, $108.1 million at March 31, 2008, and $1.8 million at December 31, 2007. At September 30, 2007, the Bank had $1.1 million in modified loans.

Third quarter net earnings were also impacted by lower net interest income which decreased by $16.4 million or 26% compared to the third quarter of 2007. Net interest income decreased due to lower interest-earning assets, increased non-accrual loans and lower interest rate spreads compared to the prior year. Net interest income for the third quarter was approximately the same as the second quarter due to similar levels of interest-earning assets and interest rate spread.

On a year-to-date basis, the Company reported a net loss of $156.9 million or $11.48 per diluted share for the nine months ended September 30, 2008 compared to net income of $84.5 million or $5.25 per diluted share for the nine months ended September 30, 2007. The year-to-date loss was attributable to the increased loan loss provision recorded during the nine months of 2008 and a 32% decrease in net interest income compared to the same period of the prior year.

Net loan charge-offs totaled $103.4 million and $212.3 million for the third quarter and the nine months ended September 30, 2008 compared to $3.2 million and $4.9 million for the third quarter and the nine months ended September 30, 2007. The Bank’s non-performing assets to total assets ratio decreased to 7.87% at September 30, 2008 from 8.20% at June 30, 2008, but increased compared to 2.79% at December 31, 2007 and 1.40% at September 30, 2007. The decrease from the second quarter of 2008 to the third quarter of 2008 was due to lower levels of single family non-accrual loans at the end of the third quarter.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 3.96% or $264.1 million at September 30, 2008, consistent with 3.96% or $259.7 million at June 30, 2008. In comparison, loan loss allowances were 1.93% or $128.1 million as of December 31, 2007 and 1.73% or $116.2 million at September 30, 2007. Allowances allocated to single family loans were 5.5% of gross single family loans at both September 30, 2008 and June 30, 2008.

Sales of real estate owned resulted in net gains of $10.8 million for the third quarter of 2008 and $20.5 million for the nine months of 2008. The gains recorded during 2008 resulted from write downs at the time of foreclosure which created gains upon the ultimate disposition of the properties. Offsetting these gains were additional write downs taken on real estate loans during their holding period that amounted to $6.7 million for the third quarter and $13.2 million for the nine months of 2008. In comparison, net gains of $51 thousand were recorded during the third quarter of 2007 and net losses of $29 thousand were recorded for the nine months of 2007. Holding costs associated with foreclosed real estate totaled $4.4 million and $8.7 million during the third quarter and the nine months of 2008 compared to $452 thousand and $1.0 million during the third quarter and the nine months of 2007.

Net interest income was $45.8 million and $139.8 million during the third quarter and the nine months ended September 30, 2008 compared to $62.2 million and $207.1 million during the third quarter and the nine months ended September 30, 2007. Net interest income decreased during 2008 compared to 2007 due to declines in average interest-earning assets and lower net interest spreads. Due to loan payoffs, average interest-earning assets decreased by 4% during the third quarter of 2008 compared to the third quarter of 2007 and 13% during the nine months of 2008 compared to same period of 2007. The interest rate spread decreased by 54 basis points during the third quarter of 2008 compared to the third quarter of 2007 and the interest rate spread decreased by 59 basis points during the nine months of 2008 compared to the nine months of 2007. The decreased spreads were primarily caused by interest lost on non-performing loans which lowered the loan yield by 82 basis points during the third quarter of 2008 and 90 basis points during the nine months of 2008.

Loan originations were $479.3 million and $1.3 billion during the third quarter and the nine months ended September 30, 2008 compared to $262.9 million and $702.8 million during the third quarter and the nine months ended September 30, 2007. Single family loans comprised 62% of loan originations during the third quarter of 2008 compared with 63% of loan originations during the third quarter of 2007. Multi-family and commercial real estate loans comprised 36% of loan originations during both the third quarter of 2008 and the third quarter of 2007.

Total assets were $7.4 billion at September 30, 2008 and September 30, 2007. Due to increased loan originations during the nine months of 2008, total assets at September 30, 2008 slightly increased from $7.2 billion at December 31, 2007.

Negative amortization, included in the balance of loans receivable, totaled $289.6 million at September 30, 2008 compared to $301.7 million at December 31, 2007 and $290.0 million at September 30, 2007. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Due to decreased interest rates on the indices underlying the Bank’s adjustable rate mortgages, negative amortization decreased by $12.7 million and $12.1 million for the third quarter and the nine months ended September 30, 2008. In comparison, negative amortization increased by $22.5 million and $74.2 million for the third quarter and the nine months of 2007.

Negative amortization as a percentage of all single family loans that allow negative amortization totaled 9.29% at September 30, 2008 compared to 7.68% at December 31, 2007, and 7.08% at September 30, 2007.

The portfolio of adjustable single family loans with one-year fixed monthly payments totaled $2.5 billion at September 30, 2008 compared to $3.2 billion at December 31, 2007 and $3.4 billion at September 30, 2007. The portfolio of adjustable single family loans with three-to-five year fixed monthly payments totaled $784.4 million at September 30, 2008 compared to $1.1 billion at December 31, 2007 and $1.2 billion at September 30, 2007.

Non-interest expense was $23.2 million and $70.4 million for the third quarter and the nine months ended September 30, 2008 compared to $19.1 million and $60.9 million for the third quarter and the nine months ended September 30, 2007. The ratio of non-interest expense to average total assets was 1.28% and 1.30% for the third quarter and the nine months ended September 30, 2008 compared to 1.02% and 0.99% for the third quarter and the nine months ended September 30, 2007. The increase in non-interest expense during the third quarter of 2008 compared to the third quarter of 2007 was due primarily to holding costs associated with foreclosed real estate, increased federal deposit insurance costs and increased legal costs. Legal costs in the third quarter of 2007 were lower because of the reversal of accrued legal expense due to the favorable outcome of a pending legal matter. The increase in non-interest expense during the nine months of 2008 compared to the nine months of 2007 was due to increased holding costs on foreclosed real estate, increased federal deposit insurance costs, increased legal costs, increased occupancy costs due to the opening of new branches and a $1.1 million lease write-off for the former corporate headquarters during the first quarter of 2008.

The Bank’s risk-based capital ratio was 15.87% at September 30, 2008 and its core and tangible capital ratios were 8.38%, which were in excess of the 10% and 5% ratios, respectively, required by the Bank’s federal regulators to be considered well capitalized.

First Federal Bank of California operates 38 retail banking offices in Southern California. In keeping with the Bank’s retail branch expansion plan, three new retail branches were opened during the nine months of 2008. Two more branches are expected to be opened later this year. The Bank operates a central lending office in Los Angeles with agents throughout California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate market, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Executive Vice President
(310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)
	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$62,661	$53,974
Investment securities, available-for-sale (at fair value)	329,042	316,788
Mortgage-backed securities, available-for-sale (at fair value)	41,510	46,435
Loans receivable, net of allowances for loan losses of $264,092 and $128,058	6,395,706	6,518,214
Accrued interest and dividends receivable	32,260	45,492
Real estate owned, net (REO)	132,957	21,090
Office properties and equipment, net	21,140	17,785
Investment in Federal Home Loan Bank (FHLB) stock, at cost	130,496	104,387
Other assets	209,524	98,816
	$7,355,296	$7,222,981

LIABILITIES
Deposits	$4,328,850	$4,156,692
FHLB advances	2,313,000	2,084,000
Securities sold under agreements to repurchase	—	120,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	64,250	57,790
	6,856,100	6,568,482

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares;
issued 24,002,093 and 23,970,227 shares; outstanding 13,684,553 and 13,640,997 shares	240	240
Additional paid-in capital	57,176	55,232
Retained earnings	708,532	865,411
Unreleased shares to employee stock ownership plan	(31)	(339)
Treasury stock, at cost, 10,317,540 and 10,329,230 shares	(266,040)	(266,040)
Accumulated other comprehensive loss, net of taxes	(681)	(5)
	499,196	654,499
	$7,355,296	$7,222,981

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Interest and dividend income:
Interest on loans	$93,141	$134,090	$297,807	$445,923
Interest on mortgage-backed securities	427	636	1,543	2,026
Interest and dividends on investments	6,356	5,687	17,754	17,617
Total interest income	99,924	140,413	317,104	465,566
Interest expense:
Interest on deposits	32,280	50,606	105,738	165,724
Interest on borrowings	21,864	27,628	71,541	92,753
Total interest expense	54,144	78,234	177,279	258,477

Net interest income	45,780	62,179	139,825	207,089
Provision for loan losses	110,300	4,500	350,800	11,400
Net interest (loss) income after provision for loan losses	(64,520)	57,679	(210,975)	195,689

Other income:
Loan servicing and other fees	149	550	3,407	2,364
Banking service fees	1,848	1,663	5,306	5,035
Gain on sale of loans	—	308	20	4,746
Net gain (loss) on real estate owned	4,170	(1,625)	7,357	(1,814)
Other operating income	2,374	610	5,098	1,369
Total other income	8,541	1,506	21,188	11,700

Non-interest expense:
Salaries and employee benefits	11,105	12,366	35,456	37,119
Occupancy	3,029	3,295	10,932	9,095
Advertising	284	194	619	636
Amortization of core deposit intangible	127	127	380	752
Federal deposit insurance	1,074	743	2,970	2,295
Data processing	559	535	1,667	1,738
OTS assessment	439	501	1,347	1,654
Legal	421	(1,352)	1,604	(359)
Real estate owned operations	4,353	452	8,742	1,007
Other operating expense	1,776	2,253	6,642	6,964
Total non-interest expense	23,167	19,114	70,359	60,901

(Loss) income before income taxes	(79,146)	40,071	(260,146)	146,488
Income taxes (benefit) expenses	(27,560)	17,070	(103,267)	62,032
Net (loss) income	$(51,586)	$23,001	$(156,879)	$84,456

Net (loss) income	$(51,586)	$23,001	$(156,879)	$84,456
Other comprehensive (loss) income, net of taxes(benefits)	(756)	761	(676)	50
Comprehensive (loss) income	$(52,342)	$23,762	$(157,555)	$84,506

(Loss) earnings per share:
Basic	$(3.77)	$1.58	$(11.48)	$5.32
Diluted	$(3.77)	$1.57	$(11.48)	$5.25

Weighted average shares outstanding:
Basic	13,668,576	14,536,615	13,663,059	15,865,884
Diluted	13,668,576	14,693,226	13,663,059	16,075,136

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS
(Unaudited)

	Quarter ended September 30,
	2008	2007
	(Dollars in thousands, except per share data)
End of period:
Total assets	$7,355,296	$7,368,096
Cash and securities	$391,703	$441,908
Mortgage-backed securities	$41,510	$47,293
Loans, net	$6,395,706	$6,632,610
Core deposit intangible asset	$84	$591
Deposits-retail and commercial	$3,080,602	$3,293,005
Deposits-wholesale	$1,248,248	$1,173,514
Borrowings	$2,463,000	$2,171,000
Stockholders' equity	$499,196	$642,832
Book value per share	$36.48	$47.14
Tangible book value per share	$36.47	$47.10
Stock price (period-end)	$7.84	$49.55
Total loan servicing portfolio	$6,948,390	$6,870,204
Loans serviced for others	$55,205	$66,904
% of adjustable mortgages	73.51%	94.45%

Other data:
Employees (full-time equivalent)	606	606
Branches	38	33

Asset quality:
Real estate owned (foreclosed)	$132,957	$18,728
Non-accrual loans	446,186	84,218
Non-performing assets	$579,143	$102,946
Non-performing assets to total assets	7.87%	1.40%

Single family loans delinquent less than 90 days	$212,096	$71,654

General valuation allowance (GVA)	$221,360	$116,224
Allowance for impaired loans	42,732	—
Allowance for loan losses	$264,092	$116,224
Allowance for loan losses as a percentage of gross loans receivable	3.96%	1.73%

Loans sold with recourse	$37,720	$45,457
Modified loans (not impaired)	$16,157	$1,090
Impaired loans, net	$530,809	$16,385

Capital ratios:
Tangible capital ratio	8.38%	10.61%
Core capital ratio	8.38	10.61
Risk-based capital ratio	15.87	21.44
Net worth to assets ratio	6.79	8.72

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS (continued)
(Unaudited)
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Selected ratios:
Expense ratios:
Efficiency ratio	42.65%	30.01%	43.70%	27.84%
Expense to average assets ratio	1.28	1.02	1.30	0.99
Return on average assets	(2.84)	1.22	(2.90)	1.37
Return on average equity	(39.30)	13.46	(36.51)	16.07

Yields earned and rates paid:
Average yield on loans	5.85%	7.93%	6.21%	7.97%
Average yield on investment portfolio	4.92	5.55	5.03	5.49
Average yield on all interest-earning assets	5.78	7.78	6.13	7.82
Average rate paid on deposits	3.12	4.37	3.45	4.41
Average rate paid on borrowings	3.43	5.43	3.89	5.37
Average rate paid on interest-bearing liabilities	3.24	4.70	3.61	4.71
Interest rate spread	2.54	3.08	2.52	3.11
Effective net spread	2.65	3.44	2.70	3.48

Average balances:
Average loans	$6,367,111	$6,764,534	$6,390,301	$7,459,006
Average investments	551,527	455,903	511,412	477,189
Average interest-earning assets	6,918,638	7,220,437	6,901,713	7,936,195
Average deposits	4,135,349	4,627,267	4,084,812	5,010,165
Average borrowings	2,553,089	2,035,882	2,454,768	2,303,286
Average interest-bearing liabilities	6,688,438	6,663,149	6,539,580	7,313,451
Excess of interest-earning assets over
interest-bearing liabilities	$230,200	$557,288	$362,133	$622,744

Loan originations and purchases	$479,281	$262,945	$1,256,236	$702,830